UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2022, Energy Fuels Inc. (the "Company") appointed John L Uhrie to serve as the Company's Chief Operating Officer effective as of August 1, 2022.

Mr. Uhrie, age 52, most recently served as Vice President for exploration and development for three years and three months of The Doe Run Company ("Doe Run"), a natural resources company and a global lead, copper and zinc producer. In this role, Mr. Uhrie was responsible for growth, optimization and new project development for a large underground, lead mining company. Further, Mr. Uhrie was in charge of the mine site at Doe Run, along with regional and international exploration covering a wide variety of deposit types and metals. Prior to his position with Doe Run, Mr. Uhrie served as President, Consulting Services of the Americas for RPM Global Holdings Ltd. ("RPM"). In this role, Mr. Uhrie was responsible for consulting services in RPM's Americas region. Mr. Uhrie previously held roles as project manager and process engineer for RPM's world-wide mine finance due diligence activities covering geology, mining, processing, environmental, social, governance, and economics. While with RPM, Mr. Uhrie oversaw all aspects of project work from proposal preparation through final reports. Prior to RPM, Mr. Uhrie was Manager of Process Metallurgy for Newmont Mining Corp. and Manager, Metallurgy and Strategic Planning, Africa (2008-2009) and Manager of Hydrometallurgical Operations for Freeport McMoRan Copper and Gold (2005-2008).

In connection with his appointment as Chief Operating Officer, Mr. Uhrie entered into an employment agreement with the Company (the "Employment Agreement") for an initial term of two years, with automatic renewal for subsequent one-year terms, unless terminated earlier. Pursuant to the terms of the Employment Agreement, Mr. Uhrie is entitled to an annual base salary of $340,000 ("Base Salary"). Mr. Uhrie will be eligible to earn year-end performance bonuses with a cash bonus opportunity equal to forty percent (40%) of his Base Salary (the "Target Cash Bonus") and an equity award opportunity equal to seventy-five percent (75%) of his Base Salary.

In the event Mr. Uhrie's employment is terminated by the Company without "just cause" or upon Mr. Uhrie becoming "Disabled", or Mr. Uhrie elects to resign for "Good Reason" (each, as defined in the Employment Agreement), or upon his death, he or his estate will be entitled to severance pay equal to two (2.0) times the Base Salary and the Target Cash Bonus for the full year in which the date of termination occurs (the "Severance Amount"). Further, in the event of a "Change of Control" of the Company (as defined in the Employment Agreement), Mr. Uhrie's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Employment Agreement, then Mr. Uhrie's employment will be deemed to have been terminated without just cause and Mr. Uhrie will be entitled to receive the same Severance Amount.

There are no family relationships existing between Mr. Uhrie and any executive officer or director of the Company. Mr. Uhrie is not party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Capitalized terms used herein, but not defined, shall have the meanings given to them in the Employment Agreement. The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement by and between Energy Fuels Resources Inc. and John L. Uhrie dated June 24, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC. (Registrant)

Dated: June 30, 2022	By: /s/ David C. Frydenlund David C. Frydenlund Chief Financial Officer, General Counsel and Corporate Secretary